Exhibit 23c to 2002 10-K



CONSENT OF INDEPENDENT AUDITORS


We consent to the inclusion in the annual report to be filed on or around 15 March 2002 on Form 10-K of Convergys Corporation of our reports dated June 15, 2001 with respect to the consolidated balance sheets of Geneva Technology Limited and subsidiaries as of December 31, 2000 and May 31, 2000, respectively, and the related consolidated profit and loss account and cash flow statement for the year ended May 31, 2000 and the related consolidated profit and loss account, cash flow statement and statement of total recognized gains and losses for the year ended December 31, 2000 (none of which aforementioned financial statements are separately presented therein).


/s/  KPMG
---------
KPMG
Cambridge, United Kingdom
Registered Auditors
March 15, 2002